Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-118061, 333-166709, 333-174704, 333-174707, 333-179779, 333-204618, and 333-208173) and on Form S-3 (Nos. 333-202410 and 333-202413) of The Southern Company of our report dated February 11, 2016, relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of AGL Resources Inc. and its subsidiaries, which appears in this Current Report on Form 8-K dated May 5, 2016 of The Southern Company.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
May 5, 2016